Exhibit 10.2

January 31, 2020

Naren K. Gursahaney

[ADDRESS WITHHELD FOR PRIVACY]

Re:    Employment as Interim Chief Executive Officer

Dear Naren:

This letter agreement (this “Agreement”) memorializes our discussions and agreement concerning your employment on an interim and temporary basis as the Interim Chief Executive Officer (the “Interim CEO”) of ServiceMaster Global Holdings, Inc. (the “Company”), in addition to your service on the Board of Directors of the Company (the “Board”) as the Chairman of the Board.  The compensation contemplated hereunder is solely in respect of your employment as the Interim CEO.

1.    Effective Date; Interim Period

The term of this Agreement and your employment as the Interim CEO commenced effective as of January 21, 2020 (the “Effective Date”) and will terminate on the first to occur of (a) the date on which a new Chief Executive Officer of the Company is appointed by the Board and such individual commences employment with the Company or (b) such earlier date as shall be agreed between you and the Board (such period, the “Interim Period”).

2.    Positions

(a)    Interim Period.  During the Interim Period, you shall (i) be employed as Interim CEO of the Company, with such duties, responsibilities and authority as are consistent with such position, and (ii) report directly to the Board.  While serving as Interim CEO, you shall continue to be a member, and the Chairman, of the Board, and in your capacity as the Chairman of the Board, shall lead the search for a permanent Chief Executive Officer of the Company.

(b)    Following the Interim Period.  Upon the expiration of the Interim Period, your employment as Interim CEO shall cease automatically and, to the extent necessary, you shall resign as the Interim CEO and from any other officer and subsidiary director positions you then hold in your capacity as Interim CEO with the Company or its affiliates.  Immediately following the Interim Period, you shall recommence (i) serving solely as the Chairman of the Board and on such committees, including any applicable chairman positions, as in effect prior to the Effective Date, including on the Nominating & Corporate Governance Committee of the Board (which Committee you shall cease serving on during the Interim Period), and (ii) receiving non-employee director compensation on the same basis as applicable to non-employee members of the Board at such time, with any periodic retainers and equity awards to be prorated for the applicable period of service as a non-employee member of the Board.

3.    Compensation

(a)    Base Salary.  During the Interim Period, you shall receive an annual base salary of one million dollars ($1,000,000) (the “Base Salary”), prorated based on the number of days in the Interim Period relative to 365 days, payable in accordance with the Company’s normal payroll practices applicable to executive officers of the Company.  During the Interim Period, you shall not be eligible to receive regular annual non-employee director compensation (i.e., annual and committee retainers and equity grant).

(b)    Annual Incentive Plan. During the Interim Period, you shall be eligible to participate in the Company’s Annual Bonus Plan (the “Bonus Plan”) and earn an annual bonus thereunder (with such bonus payment not to be less than 100% of your Base Salary), with such amount to be prorated based on the number of days in the Interim Period relative to 365 days, payable in accordance with the Company’s normal payroll practices applicable to other executive officers of the Company under the Bonus Plan, whether or not you are still employed as Interim CEO at the time such bonuses are payable.

(c)    Equity Awards. Effective as of the Effective Date, the Company shall grant to you restricted stock units covering Company Common Stock (“RSUs”) and non-qualified stock options to purchase shares of Company Common Stock (“Options” and, together with the RSUs the “Equity Awards”), each having a grant date value of $1,750,000.  The Equity Awards shall vest on the earlier of (i) the first anniversary of the Effective Date or (ii) your termination as Interim Chief Executive Officer (other than for Cause), in which case the Equity Awards shall vest, on a prorated basis based on the number of days in the Interim Period relative to 365 days.  The terms and conditions of the Equity Awards shall be set forth in separate award agreements substantially in the forms most recently used to make annual RSU and Option grants to executive officers of the Company in 2020 (subject to the vesting provision of this paragraph 3(c)) and will be granted under the Company’s 2014 Omnibus Incentive Plan.

(d)    Employee Benefits; Corporate Housing.  During the Interim Period, you shall be eligible for employee benefits on the terms generally provided by the Company or its affiliates from time to time.  In addition, you shall be entitled to the use of the Company’s aircraft (or, if no such aircraft exists, the Company shall provide comparable private aircraft services pursuant to a leasing arrangement) for purposes of commuting between your residence in Boca Raton, Florida and Memphis, Tennessee or for other solely business-related purposes. In addition, during the Interim Period, the Company shall provide you with corporate housing in the greater Memphis metropolitan area (including the costs of any imputed income imposed upon you, if any, in respect of such corporate housing benefit).

(e)    Expense Reimbursement. You shall be reimbursed for (i) all business expenses incurred in connection with your service as Interim CEO during the Interim Period in accordance with the terms of the Company’s policies applicable to senior executive officers of the Company, and (ii) all expenses incurred in connection with your service as a member of the Board during the Interim Period, in accordance with the terms of the Company’s policies applicable to members of the Board, in each case to the extent applicable and as the same may in effect from time to time.

4.    Indemnification

During the Interim Period and thereafter, the Company shall indemnify you with respect to your services to the Company in your role as Interim CEO, and you shall be covered by directors and officers liability insurance to the same extent that such coverage is then-maintained for officers or directors of the Company in active service, including any “tail” policy coverage.

5.    At-will Employment

Your employment shall be at-will.  You shall not be entitled to any severance benefits upon your termination of employment, but shall receive all accrued and unpaid compensation and all reimbursable amounts hereunder and business expenses.  Following any termination of your employment as the Interim CEO, you shall be eligible to elect continued healthcare coverage under federal COBRA, in accordance with the terms of the Company’s plans to the maximum extent permitted.

6.    Confidential Information; Return of Company Property

You agree that, during your employment as the Interim CEO and at all times thereafter, you shall hold for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its affiliates, which shall have been obtained by you during your employment with the Company and which shall not be or become public knowledge (other than by acts by you in violation of this Agreement).  Except in the good faith performance of your services to the Company, you shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those individuals designated by it.  In addition, you agree that upon your cessation of employment as the Interim CEO, you shall provide to the Company all documents, papers, files or other material in your possession and under your control that are connected with or derived from your employment as the Interim CEO under this Agreement.  You acknowledge that the Company would be irreparably injured by a violation of this Section 6, and you agree that the Company, in addition to any other remedies available to it for such breach or threatened breach shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of this Section 6.  Notwithstanding any provision of this Agreement to the contrary, nothing contained herein is intended to, or shall be interpreted in a manner that does, limit or restrict you from exercising any legally protected whistleblower rights, including pursuant to Rule 21F under the Securities Exchange Act of 1934.

7.    Section 409A

This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations relating thereto or an exception to Section 409A of the Code.  For purposes of compliance with Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation, and in no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement.  All reimbursements provided under this Agreement shall be provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement during one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year; (b) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (c) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit.  Any tax indemnification payments shall be paid by the Company to you (or the applicable tax authority as may be agreed between the parties) within five business days of the date the obligation arises and in all events no later than the end of your taxable year next following your taxable year in which the applicable tax (and any income or other related taxes or interest or penalties thereon) are remitted to the applicable taxing authority or, in the case of amounts relating to a claim that does not result in the remittance of any federal, state or local income, social security or other taxes, the calendar year in which the claim is finally settled or otherwise resolved.

8.    Miscellaneous

(a)    Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(b)    Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)    Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto in respect of your employment as the Interim CEO, and effective as of the Effective Date, supersedes all prior understandings, term sheets or commitments, whether written or oral, relating to the terms and conditions of employment between you and the Company and its affiliates.

(d)    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without reference to principles of conflicts of law.

(e)    Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(f)    Successors.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by your legal representatives, heirs or legatees.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(g)    Headings.  The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

To confirm the foregoing terms are acceptable to you, please sign this Agreement and return a copy to the Company.

Very truly yours,

ServiceMaster Global Holdings, Inc.

/s/ John Corness
	Name:	John Corness
	Title:	Chair of the Compensation Committee of the Board of Directors

Accepted and Agreed
on January 31, 2020:

/s/ Naren K. Gursahaney
Naren K. Gursahaney